Exhibit 10.7

NCR ATMCO EMPLOYEE STOCK PURCHASE PLAN

1. Purpose

The NCR ATMCo Employee Stock Purchase Plan (“Plan”) provides Eligible Employees with an opportunity to purchase NCR ATMCo Common Stock through payroll deductions and is intended as an employment incentive and to encourage ownership of NCR ATMCo Common Stock to enable Eligible Employees to participate in the economic progress of NCR ATMCo (“NCR ATMCo” or the “Company”) during the term of the Plan.

The Company intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a Non-Code Section 423 Component (“Non-423 Component”). The Company’s intention is to have the 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes offers to purchase shares of NCR ATMCo Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or subplans adopted by the Plan Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company and its Affiliates. Except as otherwise provided herein (including any rules, procedures or subplans adopted by the Plan Administrator), the Non-423 Component will operate and be administered in the same manner as the 423 Component.

This Plan is effective as of                    , 2023, the date it was approved by NCR Corporation, as the Company’s sole shareholder, but the first Offering under the Plan will be after NCR ATMCo Common Stock is distributed to shareholders of NCR Corporation.

2. Definitions

2.1 “423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Plan Administrator as a part of this Plan, in each case, pursuant to which rights to purchase NCR ATMCo Common Stock may be granted to Eligible Employees that are intended to satisfy the requirements of an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.2 “Affiliate” means any person that directly, or through one or more intermediaries, controls, or is controlled by, or under common control with, the Company.

2.3 “NCR ATMCo Common Stock” means shares of common stock, par value $0.01 per share, of NCR ATMCo.

2.4 “Board of Directors” means the Board of Directors of the Company.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Company” means NCR ATMCo, a Maryland corporation.

2.7 “Compensation” means the total cash amount received by a Participant from the Company or a Subsidiary or Affiliate as salary, wages, bonus or other remuneration including: (i) overseas premium pay, (ii) appropriate commission or other earnings by sales personnel, (iii) overtime pay, (iv) payments for cost-of-living increases, and (v) sick pay, but excluding contributions of the Company or a Subsidiary to an employee benefit plan thereof. The Plan Administrator may make modifications to the definition of Compensation for one or more Offerings as deemed appropriate.

2.8 “Compensation Committee” means the Compensation and Human Resource Committee of the Board of Directors.

2.9 “Continuous Service” means the length of time an Employee has been in the continuous employ of the Company and/or a Subsidiary and/or an Affiliate.

2.10 “Designated Subsidiary” means a Subsidiary or Affiliate that has been designated by the [Chief Executive Officer of the Company or the Plan Administrator] from time to time to participate in the Plan; provided that any such designation may be revoked in like manner at any time. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Subsidiaries; provided, however that at any given time, a Subsidiary that is a Designated Subsidiary under the 423 Component will not be a Designated Subsidiary under the Non-423 Component.

2.11 “Eligible Employees” means only those persons who on an Offering Date: (i) are Employees of the Company or a Designated Subsidiary, and (ii) are not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary or the parent of the Company, if any. Notwithstanding the foregoing, for purposes of the Non-423 Component, the Plan Administrator may make modifications to the definition of Eligible Employee for one or more Offerings as deemed appropriate.

2.12 “Employees” means all persons employed by the Company or a Designated Subsidiary, excluding those persons whose customary employment is 20 hours or less per week and/or whose customary employment is for five months or less in any calendar year and excluding certain employees of Designated Subsidiaries that are participating in the Non-423 Component that the Plan Administrator may, from time to time, designate as ineligible to participate in the Plan. “Employee” does not include leased employees within the meaning of Section 414(n) of the Code and does not include “payroll service or agency employees” as defined in the following sentence. “Payroll service or agency employee” means an individual: (i) for whom the direct pay or compensation with respect to the performance of services for the Company or any Subsidiary or Affiliate is paid by any outside entity, including but not limited to a payroll service or temporary employment agency rather than by the NCR ATMCo internal corporate payroll system, or (ii) who is paid directly by the Company or any Subsidiary or Affiliate, but not through an internal corporate payroll system (e.g., through purchase order accounts). The determination whether an individual is a “payroll service or agency employee” shall be made solely according to the method of paying the individual for services, without regard to whether the individual is considered a common law employee of the Company for any other purpose, and such determination will be within the discretionary authority of the plan administrator. Notwithstanding the foregoing, for purposes of the Non-423 Component, the Plan Administrator may make modifications to the definition of Employee for one or more Offerings as deemed appropriate.

2.13 “Exercise Date” means the last [New York Stock Exchange] trading day of each calendar quarter that ends after the Initial Offering Date.

2.14 “Investment Account” has the meaning set forth in Section 12.

2.15 “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Plan Administrator as a part of this Plan, in each case, pursuant to which rights to purchase NCR ATMCo Common Stock during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements of an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.16 “Offering” means the offering of shares of NCR ATMCo Common Stock to Eligible Employees pursuant to the Plan that occurs on each Offering Date.

2.17 “Offering Date” means the first [New York Stock Exchange] trading day of each calendar quarter (or such other date(s) as may be designated by the Plan Administrator); provided, however, that the first Offering Date under the Plan (the “Initial Offering Date”) shall be the date specified by the Plan Administrator.

2.18 “Participant” means an Eligible Employee who elects to participate in the Plan.

2.19 “Payroll Department” means the department of the Company or a Subsidiary or Affiliate from which a Participant’s Compensation is disbursed.

2.20 “Plan” means this NCR ATMCo Employee Stock Purchase Plan, including both its 423 Component and its Non-423 Component.

2.21 “Plan Administrator” means the Company’s [Senior Vice President, Corporate Services and Chief Human Resources Officer (or in the absence of an individual serving with such title, the highest ranking titled officer with responsibility for the Company’s Human Resources function)].

2.22 “Plan Year” means each calendar year.

2.23 “Purchase Period” means the period from an Offering Date to the next succeeding Exercise Date.

2.24 “Recordkeeper” means the third-party administrator that maintains records for the Plan.

2.25 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Shares

Subject to adjustment in accordance with Section 20 hereof, the aggregate number of shares of NCR ATMCo Common Stock which may be purchased under the Plan shall not exceed a total                    (                    ) shares of NCR ATMCo Common Stock. Shares issued under the Plan will consist of authorized and unissued shares.

4. Offering

Each Eligible Employee on an Offering Date shall be entitled to purchase, in the manner and on the terms herein provided, shares of NCR ATMCo Common Stock at the Purchase Price set forth in Section 8 hereof with amounts withheld pursuant to Section 6 hereof during the Purchase Period commencing on such Offering Date.

Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator determines that participation of such Eligible Employees is not advisable or practicable.

Anything herein to the contrary notwithstanding, if any person entitled to purchase shares pursuant to any Offering hereunder would be deemed, for the purposes of Section 423(b)(3) of the Code, to own stock (including any number of shares which such person would be entitled to purchase hereunder and under any other similar plan or stock option plan of the Company, the parent of the Company or any Subsidiary) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, the parent of the Company or a Subsidiary, the maximum number of shares which such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock of the Company, the parent of the Company or a Subsidiary which such person is so deemed to own (excluding any number of shares which such person would be entitled to purchase hereunder), is one less than such 5% and any balance remaining in such person’s account to purchase shares of NCR ATMCo Common Stock under this Plan (“Stock Purchase Account”) shall be refunded.

5. Entry Into the Plan; Stock Purchase Agreements

Any Eligible Employee may become a Participant in the Plan by filing a stock purchase agreement prior to the 15th day of the month immediately preceding January 1 or July 1 in each Plan Year (or by such other date(s) as may be designated by the Plan Administrator) (a “Stock Purchase Agreement”). Once an Eligible Employee has filed a Stock Purchase Agreement and become a Participant in the Plan, such individual shall remain a Participant until such individual withdraws from the Plan in accordance with Section 13 hereof, and shall not be required to file a Stock Purchase Agreement for any succeeding Offering or Plan Year until such withdrawal from the Plan.

A Participant’s level of payroll deduction may be changed by such Participant prior to the 15th of the month immediately preceding January 1 or July 1 in any Plan Year (or by such other date(s) as may be designated by the Plan Administrator).

6. Payment for Shares; Payroll Deductions

Except as provided in Section 26, payment for shares of NCR ATMCo Common Stock purchased hereunder shall be made only by authorized payroll deductions from a Participant’s Compensation pursuant to this Section.

In such Participant’s Stock Purchase Agreement, a Participant shall authorize a deduction from each payment of Compensation during a Purchase Period of an amount equal to any full percentage of such payment; provided, however, that, unless determined otherwise by the Plan Administrator, the minimum deduction shall be 1% and the maximum deduction shall be 10% of any payment of Compensation.

A Participant on an unpaid leave of absence will remain a Participant in the Plan but no amounts will be credited to the Participant’s Stock Purchase Account during the time the Participant receives no Compensation.

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